Exhibit 12

FIRST BANCORP

COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

($ in thousands, except for ratios)

(Unaudited)

	Three Months Ended March 31,			Years Ended December 31,
	2013	2012		2012		2011	2010	2009	2008
Including Interest on Deposits:
Earnings:
Income (loss) before income taxes	$4,656	(8,490)		(40,358)		21,012	14,942	97,877	35,125
Fixed charges	3,250	4,920		17,762		23,973	32,087	49,075	61,483
Total earnings (loss)	$7,906	(3,570)		(22,596)		44,985	47,029	146,952	96,608

Fixed charges:
Interest on deposits	$2,912	4,293		15,454		21,351	29,930	45,518	53,241
Interest on borrowings	256	548		1,866		2,214	1,977	3,377	7,947
Amortization of debt issuance costs	—	—		—		—	—	—	115
Interest portion of rental expense (1)	82	79		442		408	180	180	180
Total fixed charges	$3,250	4,920		17,762		23,973	32,087	49,075	61,483
Preferred dividend requirements	245	760		2,809		3,234	3,249	3,169	—
Total fixed charges and preferred dividends	$3,495	5,680		20,571		27,207	35,336	52,244	61,483

Ratio of earnings to fixed charges, including interest on deposits	2.43x	(0.73x	)	(1.27x	)	1.88x	1.47x	2.99x	1.57x
Ratio of earnings to fixed charges and preferred dividends, including interest on deposits	2.26x	(0.63x	)	(1.10x	)	1.65x	1.33x	2.81x	1.57x

Excluding Interest on Deposits:
Earnings:
Income (loss) before income taxes	$4,656	(8,490)		(40,358)		21,012	14,942	97,877	35,125
Fixed charges	338	627		2,308		2,622	2,157	3,557	8,242
Total earnings (loss)	$4,994	(7,863)		(38,050)		23,634	17,099	101,434	43,367

Fixed charges:
Interest on borrowings	$256	548		1,866		2,214	1,977	3,377	7,947
Amortization of debt issuance costs	—	—		—		—	—	—	115
Interest portion of rental expense (1)	82	79		442		408	180	180	180
Total fixed charges	$338	627		2,308		2,622	2,157	3,557	8,242
Preferred dividend requirements	245	760		2,809		3,234	3,249	3,169	—
Total fixed charges and preferred dividends	$583	1,387		5,117		5,856	5,406	6,726	8,242

Ratio of earnings to fixed charges, excluding interest on deposits	14.78x	(12.54x	)	(16.49x	)	9.01x	7.93x	28.52x	5.26x
Ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits	8.57x	(5.67x	)	(7.44x	)	4.04x	3.16x	15.08x	5.26x

(1)	Estimated to be one-third of rental expense.